   Tianli Agritech, Inc. Announces New Strategic Plan and Acquisition of New Business

WUHAN CITY, China, July 17, 2014 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced a strategic development plan (the “New Strategic Plan”) to transform the Company into a higher growth, more profitable business through targeted investments and acquisitions. Building on Tianli’s status as a Nasdaq-listed public company with a strong balance sheet and the current management team’s deep knowledge and experience in managing a wide array of businesses across different industries, the New Strategic Plan aims to transform Tianli from a single revenue stream – hog farming to a well – diversified company through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new material & new energy products, electromechanics and healthcare devices.

In connection with the Strategic Development Plan, the Company also announced that it had consummated a stock purchase agreement (the “Stock Purchase Agreement”) whereby it acquired an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. (“Hang-ao”) for: 1) cash consideration of RMB 42 million (approximately US$6.8 million), paid to Youbin Li and Hongwen Tong who collectively controlled 60% of the equity in Hang-ao; and 2) up to 1,047,000 shares of Tianli common stock (the “Share Consideration”), par value of $0.001 per share, to be issued to certain management shareholders who transferred to Tianli 28% of the equity in Hang-ao. Vesting of the Share Consideration is contingent upon Hang-ao achieving certain agreed upon net profit targets.  Specifically, the entire Share Consideration will only vest in the management stockholders if Hang-ao achieves net profits of RMB 4.5 million, RMB 9.0 million, and RMB 15.0 million for the years ending December 31, 2014, 2015, and 2016, respectively. As a result of the completion of the transaction, Hang-ao became an 88% owned subsidiary of Tianli’s WFOE subsidiary, Wuhan Aoxin Tianli Enterprise Investment Co., Ltd. (previously known as Wuhan Fengxin Agricultural Science and Technology Development Co., Ltd.)(“WFOE”). Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., the Company’s wholly-owned operating subsidiary for its hog farming business, will remain under WFOE, in parallel with Hang-ao.

Ping Wang, Chairman and Chief Executive Officer of Tianli, commented, “The New Strategic Plan we are announcing today stems from the new management team’s close collaboration with the Board of Directors to reposition Tianli for consistent and profitable growth through targeted strategic investments and acquisitions. Thanks to our much improved cash position following our recent private placements, we are able to jump start this multi-year New Strategic Plan with the acquisition of Hang-ao, an emerging electro-hydraulic servo-valve manufacturer with a strong patent portfolio and an impressive management team. We expect Hang-ao to contribute significantly to us following the transaction. Looking ahead, we are very excited about the prospect of our businesses and plan to aggressively seek M&A targets to drive growth and profitability and enhance shareholder value.”

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. In July 2014, the Company adopted a new strategic development plan to diversify beyond its core hog farming business and acquired an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. (“Hang-ao”), a PRC company which engages in manufacturing and marketing electro-hydraulic servo-valves and related servo systems and components.

About Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd.

Established in January 2013 as a PRC corporation and headquartered in Xiangyang City, Hubei Province, Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. (“Hang-ao”) manufactures and markets electro-hydraulic servo-valves and related servo systems and components targeting a wide range of industrial machinery applications such as metallurgy, aerospace, construction & mining, thermal power, petrochemical and defense. It currently has an annual production capacity of 3,000 sets of electro-hydraulic servo valves with 6 models and flow ranges of 0.5~400 liter/minute. It also provides outsourced manufacturing and post sales repairing services.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com